                                   ESSEX PARK
                              1800 LONGCREEK DRIVE
                            COLUMBIA, SOUTH CAROLINA

                                 MARKET VALUE -
                               FEE SIMPLE ESTATE

                               AS OF MAY 21, 2003

                                 PREPARED FOR:

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                    (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                       &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                        [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                    JULY 3, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:    ESSEX PARK
       1800 LONGCREEK DRIVE
       COLUMBIA, RICHLAND COUNTY, SOUTH CAROLINA

In accordance with your authorization, we have completed the appraisal of the above- referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 323 units with a total of 279,384 square feet of rentable area. The improvements were built in 1973. The improvements are situated on 23.2749 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 91% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                LETTER OF TRANSMITTAL  PAGE 2
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 21, 2003 is:

                                  ($11,200,000)

                               Respectfully submitted,
                               AMERICAN APPRAISAL ASSOCIATES, INC.

                               /s/ Frank Fehribach
                               -------------------
July 3, 2003                   Frank Fehribach, MAI
#053272                        Managing Principal, Real Estate Group
                               South Carolina Temporary Practice Permit #095-03

Report By:
Jimmy Pat James, MAI
South Carolina Temporary Practice Permit #103-03

Assisted By:
Robert B. Moore

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary .........................................................    4
Introduction ..............................................................    9
Area Analysis .............................................................   11
Market Analysis ...........................................................   14
Site Analysis .............................................................   16
Improvement Analysis ......................................................   16
Highest and Best Use ......................................................   17

                                   VALUATION

Valuation Procedure .......................................................   18
Sales Comparison Approach .................................................   20
Income Capitalization Approach ............................................   26
Reconciliation and Conclusion .............................................   37

                                    ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:               Essex Park
LOCATION:                    1800 Longcreek Drive
                             Columbia, South Carolina

INTENDED USE OF ASSIGNMENT:  Court Settlement
PURPOSE OF APPRAISAL:        "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:          Fee simple estate

DATE OF VALUE:               May 21, 2003
DATE OF REPORT:              July 3, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:

  Size:                      23.2749 acres, or 1,013,855 square feet
  Assessor Parcel No.:       R07411-03-07
  Floodplain:                Community Panel No. 45079C0085G (January 19,
                             1994)
                             Flood Zone X and AE, an area inside the floodplain.
  Zoning:                    RG-2 (Residential General)

BUILDING:

  No. of Units:              323 Units
  Total NRA:                 279,384 Square Feet
  Average Unit Size:         865 Square Feet
  Apartment Density:         13.9 units per acre
  Year Built:                1973

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                         SQUARE          MARKET RENT          MONTHLY      ANNUAL
UNIT TYPE                 FEET     PER UNIT      PER SF       INCOME       INCOME
-----------------------------------------------------------------------------------
1Br/1Ba Garden              672   $      500   $   0.74     $   74,000   $  888,000
2Br/1Ba Garden              912   $      550   $   0.60     $   33,000   $  396,000
2Br/1.5 Ba Garden           912   $      600   $   0.66     $   43,200   $  518,400
2Br/2 Ba Garden           1,344   $      769   $   0.57     $      769   $    9,228
3Br/2 Ba Garden           1,300   $      750   $   0.58     $   18,000   $  216,000
4Br/2 Ba Garden           1,500   $      850   $   0.57     $   15,300   $  183,600
                                                            -----------------------
                                                 Total      $  184,269   $2,211,228

OCCUPANCY:                             91%
ECONOMIC LIFE:                         45 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 5
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

EFFECTIVE AGE:                              20 Years
REMAINING ECONOMIC LIFE:                    25 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

           [PICTURE]                                         [PICTURE]

        INTERIOR - GYM                                 INTERIOR - CLUBHOUSE

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

                               NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:

   As Vacant:                  Hold for future multi-family development
   As Improved:                Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

 DIRECT CAPITALIZATION                                              Amount               $/Unit
 ---------------------                                              ------               ------
Potential Rental Income                      $ 2,211,228          $ 6,846
Effective Gross Income                       $ 2,079,306          $ 6,437
Operating Expenses                           $   997,060          $ 3,087             48.0% of EGI
Net Operating Income:                        $ 1,001,496          $ 3,101

Capitalization Rate                                 9.00%
DIRECT CAPITALIZATION VALUE                  $11,100,000 *        $34,365 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                               10 years
2002 Economic Vacancy                        26%
Stabilized Vacancy & Collection Loss:        14%
Lease-up / Stabilization Period              N/A
Terminal Capitalization Rate                 9.50%
Discount Rate                                11.50%
Selling Costs                                2.00%
Growth Rates:
   Income                                    3.00%
   Expenses:                                 3.00%
DISCOUNTED CASH FLOW VALUE                   $11,500,000 *        $35,604 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE       $11,200,000          $34,675 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
   Range of Sales $/Unit (Unadjusted)        $32,862 to $56,667
   Range of Sales $/Unit (Adjusted)          $29,576 to $41,455
VALUE INDICATION - PRICE PER UNIT            $11,300,000 *        $34,985 / UNIT

EGIM ANALYSIS
   Range of EGIMs from Improved Sales        4.91 to 6.68
   Selected EGIM for Subject                 5.50
   Subject's Projected EGI                   $2,079,306
EGIM ANALYSIS CONCLUSION                     $11,400,000 *        $35,294 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION             $11,300,000 *        $34,985 / UNIT

RECONCILED SALES COMPARISON VALUE            $11,300,000          $34,985 / UNIT

-----------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:

    Price Per Unit                           $11,300,000
    NOI Per Unit                             $11,300,000
    EGIM Multiplier                          $11,400,000
INDICATED VALUE BY SALES COMPARISON          $11,300,000    $34,985 / UNIT

INCOME APPROACH:

    Direct Capitalization Method:            $11,100,000
    Discounted Cash Flow Method:             $11,500,000
INDICATED VALUE BY THE INCOME APPROACH       $11,200,000    $34,675 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:         $11,200,000    $34,675 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION  PAGE 9
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 1800 Longcreek Drive, Columbia, Richland County, South Carolina. Columbia identifies it as R07411-03-07.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Robert B. Moore on May 21, 2003. Jimmy Pat James, MAI and Frank Fehribach, MAI have not made a personal inspection of the subject property. Robert B. Moore assisted Jimmy Pat James, MAI with the research, valuation analysis and writing the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI Jimmy Pat James, MAI, and Robert B. Moore have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 21, 2003. The date of the report is July 3, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales &

AMERICAN APPRAISAL ASSOCIATES, INC.                        INTRODUCTION  PAGE 10
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago:
Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

       MARKETING PERIOD:            6 to 12 months
       EXPOSURE PERIOD:             6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Shelter Properties III. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 11
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Columbia, South Carolina. Overall, the neighborhood is characterized as an urban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - Driving range and unimproved land
West   - Broad River Road
South  - Romain Street
North  - Interstate Highway 20

MAJOR EMPLOYERS

Major employers in the subject's area include Palmetto Health, Blue Cross Blue Shield of South Carolina, Richland School District, SCE&G, UPS, Wachovia Bank, N.A., Branch Banking and Trust Company, School District Five of Lexington and Richland Counties, Santee Cooper, and City of Columbia. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 12
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

                            NEIGHBORHOOD DEMOGRAPHICS

                                              AREA
CATEGORY                    1-Mi. RADIUS  3-Mi. RADIUS  5-Mi. RADIUS    MSA
--------------------------------------------------------------------------------
POPULATION TRENDS
Current Population               7,300        57,716       140,813     551,370
5-Year Population                7,662        57,746       140,284     589,900
% Change CY-5Y                    5.00%         0.10%        -0.40%       7.00%
Annual Change CY-5Y               1.00%         0.00%        -0.10%       1.40%

HOUSEHOLDS
Current Households               3,871        24,488        56,914     211,176
5-Year Projected Households      4,214        25,224        58,916     232,278
% Change CY - 5Y                  8.90%         3.00%         3.50%      10.00%
Annual Change CY-5Y               1.80%         0.60%         0.70%       2.00%

INCOME TRENDS
Median Household Income       $ 32,826      $ 30,567      $ 28,818    $ 40,596
Per Capita Income             $ 23,073      $ 17,168      $ 16,586    $ 21,559
Average Household Income      $ 43,367      $ 40,610      $ 40,990    $ 56,291

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                              AREA
CATEGORY                    1-Mi. RADIUS  3-Mi. RADIUS  5-Mi. RADIUS    MSA
-----------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting          61.29%      54.26%        49.43%      29.64%
5-Year Projected % Renting       62.72%      54.32%        50.09%      29.06%

% of Households Owning           29.50%      35.36%        41.37%      63.62%
5-Year Projected % Owning        28.49%      35.51%        40.99%      64.71%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 13
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Greenbelt buffer and Interstate Highway 20
South - Unimproved land and an apartment community
East - Driving range and unimproved land
West - Apartment communities

CONCLUSIONS

The subject is well located within the city of Columbia. The neighborhood is characterized as being mostly urban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                     MARKET ANALYSIS  PAGE 14
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

                                 MARKET ANALYSIS

The subject property is located in the city of Columbia in Richland County. The overall pace of development in the subject's market is more or less stable. There have been no new projects constructed over the past several years. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period                               Region                              Submarket
----------------------------------------------------------------------------------
4Q00                                  8.4%                                  7.5%
1Q01                                  8.4%                                  8.6%
4Q01                                  9.2%                                  9.1%
1Q02                                  8.7%                                  9.8%
4Q02                                  8.0%                                  8.7%

Source: Carolinas Real Data

Occupancy trends in the subject's market are stable. Historically speaking, the subject's submarket has equated the overall market. The St Andrews/Northwest area is Columbia's largest apartment market with a high concentration of apartments along Broad River and St. Andrews Roads. The market is further enhanced by a relatively strong school system, a variety of retail centers and easy access to downtown employment via the I-26 corridor.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period               Region             % Change        Submarket       % Change
--------------------------------------------------------------------------------
4Q00                  $595                  -             $580              -
1Q01                  $601                1.0%            $585            0.9%
4Q01                  $613                2.0%            $598            2.2%
1Q02                  $619                1.0%            $598            0.0%
4Q02                  $624                0.8%            $603            0.8%

Source: Carolinas Real Data

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                     MARKET ANALYSIS  PAGE 15
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

                             COMPETITIVE PROPERTIES

  NO.            PROPERTY NAME        UNITS           OCPY.       YEAR BUILT            PROXIMITY TO SUBJECT
---------------------------------------------------------------------------------------------------------------
  R-1         The Park                 292             87%            1975           1 mile to the west
  R-2         Riverwind                128             92%            1984           Right next to the subject
  R-3         Waterford                268             90%            1985           1 mile west of the subject
  R-4         Hollows                  212             92%            1987           1 mile west of the subject
  R-5         Ashton at Longcreek      220             83%            1974           0.75 mile west of subject
Subject       Essex Park               323             91%            1973

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

 Site Area                    23.2749 acres, or 1,013,855 square feet
 Shape                        Irregular
 Topography                   Level
 Utilities                    All necessary utilities are available to the site.
 Soil Conditions              Stable
 Easements Affecting Site     None other than typical utility easements
 Overall Site Appeal          Good
 Flood Zone:
   Community Panel            45079C0085G, dated January 19, 1994
   Flood Zone                 Zone X and AE
 Zoning                       RG-2, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                                    ASSESSED VALUE - 2002
                               --------------------------------        TAX RATE /         PROPERTY
PARCEL NUMBER                    LAND      BUILDING     TOTAL          MILL RATE           TAXES
--------------------------------------------------------------------------------------------------
R07411-03-07                   $69,720     $433,290   $ 503,010         0.32250           $162,221

IMPROVEMENT ANALYSIS

 Year Built                   1973
 Number of Units              323
 Net Rentable Area            279,384 Square Feet
 Construction:
  Foundation                  Reinforced concrete slab
  Frame                       Heavy or light wood
  Exterior Walls              Brick or masonry
  Roof                        Single-ply membrane over a wood truss structure
 Project Amenities            Amenities at the subject include a swimming pool,
                              sand volleyball, tennis court, gym room, barbeque equipment, meeting hall, laundry room, business office, and parking area.

Unit Amenities                Individual unit amenities include a balcony,
                              fireplace, cable TV connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                PROPERTY DESCRIPTION  PAGE 17
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

Unit Mix:

                                                Unit Area
    Unit Type         Number of Units           (Sq. Ft.)
---------------------------------------------------------
1Br/1Ba Garden              148                      672
2Br/1Ba Garden               60                      912
2Br/1.5 Ba Garden            72                      912
2Br/2 Ba Garden               1                    1,344
3Br/2 Ba Garden              24                    1,300
4Br/2 Ba Garden              18                    1,500

Overall Condition                          Average
Effective Age                              20 years
Economic Life                              45 years
Remaining Economic Life                    25 years
Deferred Maintenance                       None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1973 and consist of a 323-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                 VALUATION PROCEDURE  PAGE 18
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                 VALUATION PROCEDURE  PAGE 19
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 20
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 21
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                                   COMPARABLE                    COMPARABLE
                 DESCRIPTION                           SUBJECT                       I - 1                         I - 2
----------------------------------------------------------------------------------------------------------------------------------
  Property Name                                Essex Park                 Raintree                      Ashton at Longcreek
LOCATION:
  Address                                      1800 Longcreek Drive       3500 Fernandina Road          1401 Longcreek Drive

  City, State                                  Columbia, South Carolina   Columbia, South Carolina      Columbia, South Carolina
  County                                       Richland                   Lexington                     Lexington
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)                       279,384                    148380                        220,100
  Year Built                                   1973                       1972                          1974
  Number of Units                              323                        138                           220
  Unit Mix:                                          Type        Total      Type      Total               Type      Total
                                               1Br/1Ba Garden     148     1Br/1Ba       20              1Br/1Ba       64
                                               2Br/1Ba Garden      60     2Br/1.5Ba    100              2Br/2Ba      140
                                               2Br/1.5 Ba Garden   72     1Br/1.5Ba     12              3Br/2Ba       16
                                               2Br/2 Ba Garden      1     3Br/2.5        6
                                               3Br/2 Ba Garden     24
                                               4Br/2 Ba Garden     18

  Average Unit Size (SF)                       865                        1,075                         1,000
  Land Area (Acre)                             23.2749                    7.7700                        13.0200
  Density (Units/Acre)                         13.9                       17.8                          16.9
  Parking Ratio (Spaces/Unit)                  0                          N/A                           N/A
  Parking Type (Gr., Cov., etc.)               Garage, Open Covered       Open                          Open
CONDITION:                                     Good                       Good                          Good
APPEAL:                                        Good                       Good                          Good
AMENITIES:
  Pool/Spa                                     Yes/No                     Yes/No                        Yes/No
  Gym Room                                     Yes                        No                            No
  Laundry Room                                 Yes                        Yes                           Yes
  Secured Parking                              No                         No                            No
  Sport Courts                                 Yes                        No                            No
  Washer/Dryer Connection                      Yes                        Yes                           No

OCCUPANCY:                                     91%                        91%                           93%
TRANSACTION DATA:
  Sale Date                                                               January, 2002                 February, 2001
  Sale Price ($)                                                          $4,535,000                    $9,600,000
  Grantor                                                                 Raintree Garden Associates    Intermark Associates II

  Grantee                                                                 Fernandina properties         AHF Ashton and Stoney Creek,
                                                                                                        LLC
  Sale Documentation                                                      Book 6944, Page 80            Book R0483, Page 2162
  Verification                                                            Lexington County Records      Richland County Records
  Telephone Number
ESTIMATED PRO-FORMA:                                                        Total $   $/Unit  $/SF       Total $    $/Unit  $/SF
  Potential Gross Income                                                  $1,015,373  $7,358  $6.84     $1,544,592  $7,021  $7.02
  Vacancy/Credit Loss                                                     $   91,384  $  662  $0.62     $  108,121  $  491  $0.49
  Effective Gross Income                                                  $  923,989  $6,696  $6.23     $1,436,471  $6,529  $6.53
  Operating Expenses                                                      $  483,000  $3,500  $3.26     $  660,800  $3,004  $3.00
  Net Operating Income                                                    $  440,989  $3,196  $2.97     $  775,671  $3,526  $3.52
NOTES:                                                                    None                          None

  PRICE PER UNIT                                                                  $   32,862                    $   43,636
  PRICE PER SQUARE FOOT                                                           $    30.56                    $    43.62
  EXPENSE RATIO                                                                        52.30%                        46.00%
  EGIM                                                                                  4.91                          6.68
  OVERALL CAP RATE                                                                      9.72%                         8.08%
  Cap Rate based on Pro Forma or Actual Income?                                    PRO FORMA                     PRO FORMA

                                                      COMPARABLE                    COMPARABLE                  COMPARABLE
                 DESCRIPTION                            I - 3                         I - 4                        I - 5
---------------------------------------------------------------------------------------------------------------------------------
  Property Name                                Stoneycreek                  St. Andrews                  Broad River Trace LLC
LOCATION:
  Address                                      18 Berry Hill Road           601 St. Andrews Road         551 River Hill Circle

  City, State                                  Columbia, South Carolina     Columbia, South Carolina     Columbia, South Carolina
  County                                       Lexington                    Lexington                    Richland
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)                       183,724                      255,650                      257,340
  Year Built                                   1969                         1973                         1998
  Number of Units                              196                          224                          240
  Unit Mix:                                      Type       Total             Type      Total              Type      Total
                                               1Br/1Ba       88             1Br/1Ba       40             1Br/1Ba       84
                                               2Br/2Ba      108             2Br/2Ba      152             2Br/2Ba      120
                                                                            3Br/2Ba       32             3Br/2Ba       36

  Average Unit Size (SF)                       937                          1,141                        1,072
  Land Area (Acre)                             10.5700                      16.8600                      38.7400
  Density (Units/Acre)                         18.5                         13.3                         6.2
  Parking Ratio (Spaces/Unit)                  N/A                          N/A                          N/A
  Parking Type (Gr., Cov., etc.)               Open                         Open                         Open, Garage
CONDITION:                                     Good                         Good                         Excellent
APPEAL:                                        Good                         Good                         Excellent
AMENITIES:
  Pool/Spa                                     Yes/No                       Yes/No                       Yes/Yes
  Gym Room                                     No                           No                           Yes
  Laundry Room                                 Yes                          No                           Yes
  Secured Parking                              No                           No                           Yes
  Sport Courts                                 No                           Yes                          Yes
  Washer/Dryer Connection                      Yes                          Yes                          Yes

OCCUPANCY:                                     96%                          90%                          97%
TRANSACTION DATA:
  Sale Date                                    February, 2001               September, 2000              April, 2000
  Sale Price ($)                               $7,249,000                   $8,000,000                   $13,600,000
  Grantor                                      Intermark Associates         Alliance GT4 LP              Broad River Trace LLC

  Grantee                                      AHF-Ashton and Stoneycreek   UDR South Carolina Trust     SG Broad River Trace-Cola
                                               LLC                                                       LLC
  Sale Documentation                           Book 6191, Page 182          Book 6014, Page 2            Book R0403, Page 1489
  Verification                                 Lexington County Records     Lexington County Records     Richland County Records
  Telephone Number
ESTIMATED PRO-FORMA:                             Total $   $/Unit  $/SF       Total $   $/Unit  $/SF       Total $   $/Unit  $/SF
  Potential Gross Income                       $1,318,608  $6,728  $7.18    $1,745,280  $7,791  $6.83    $2,163,600  $9,015  $8.41
  Vacancy/Credit Loss                          $   65,930  $  336  $0.36    $  174,528  $  779  $0.68    $  108,130  $  451  $0.42
  Effective Gross Income                       $1,252,678  $6,391  $6.82    $1,570,752  $7,012  $6.14    $2,055,470  $8,564  $7.99
  Operating Expenses                           $  632,932  $3,229  $3.45    $  785,376  $3,506  $3.07    $  839,477  $3,498  $3.26
  Net Operating Income                         $  619,746  $3,162  $3.37    $  785,376  $3,506  $3.07    $1,215,993  $5,067  $4.73
NOTES:                                         None                         None                         None

  PRICE PER UNIT                                          $36,985                      $35,714                      $56,667
  PRICE PER SQUARE FOOT                                   $ 39.46                      $ 31.29                      $ 52.85
  EXPENSE RATIO                                              50.5%                        50.0%                       40.80%
  EGIM                                                       5.79                         5.09                         6.62
  OVERALL CAP RATE                                           8.55%                        9.82%                        8.94%
  CAP RATE BASED ON PRO
   FORMA OR ACTUAL INCOME?PRO FORMA                      PRO FORMA                    PRO FORMA                    PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 22
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $32,862 to $56,667 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $29,576 to $41,455 per unit with a mean or average adjusted price of $33,933 per unit. The median adjusted price is $33,750 per unit. Based on the following analysis, we have concluded to a value of $35,000 per unit, which results in an "as $11,300,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 23
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

SALES ADJUSTMENT GRID

                                                                       COMPARABLE               COMPARABLE
           DESCRIPTION                        SUBJECT                    I - 1                    I - 2
-----------------------------------------------------------------------------------------------------------------
 Property Name                       Essex Park                Raintree                  Ashton at Longcreek
 Address                             1800 Longcreek Drive      3500 Fernandina Road      1401 Longcreek Drive
 City                                Columbia, South Carolina  Columbia, South Carolina  Columbia, South Carolina
 Sale Date                                                     January, 2002             February, 2001
 Sale Price ($)                                                $4,535,000                $9,600,000
 Net Rentable Area (SF)              279,384                   148,380                   220,100
 Number of Units                     323                       138                       220
 Price Per Unit                                                $32,862                   $43,636
 Year Built                          1973                      1972                      1974
 Land Area (Acre)                    23.2749                   7.7700                    13.0200
VALUE ADJUSTMENTS                           DESCRIPTION           DESCRIPTION      ADJ.     DESCRIPTION     ADJ.
 Property Rights Conveyed            Fee Simple Estate         Fee Simple Estate    0%   Fee Simple Estate    0%
 Financing                                                     Cash To Seller       0%   Cash To Seller       0%
 Conditions of Sale                                            Arm's Length         0%   Arm's Length         0%
 Date of Sale (Time)                                           01-2002              0%   February, 2001       0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                   $32,862                   $43,636
 Location                                                      Comparable           0%   Comparable           0%
 Number of Units                     323                       138                  0%   220                  0%
 Quality / Appeal                    Good                      Comparable           0%   Comparable           0%
 Age / Condition                     1973                      1972 / Good          0%   1974 / Good          0%
 Occupancy at Sale                   91%                       91%                  0%   93%                  0%
 Amenities                           Good                      Comparable           0%   Comparable           0%
 Average Unit Size (SF)              865                       1,075              -10%   1,000               -5%
PHYSICAL ADJUSTMENT                                                               -10%                       -5%
FINAL ADJUSTED VALUE ($/UNIT)                                         $29,576                   $41,455

                                            COMPARABLE                COMPARABLE                COMPARABLE
           DESCRIPTION                        I - 3                     I - 4                     I - 5
-----------------------------------------------------------------------------------------------------------------
 Property Name                       Stoneycreek               St. Andrews               Broad River Trace LLC
 Address                             18 Berry Hill Road        601 St. Andrews Road      551 River Hill Circle
 City                                Columbia, South Carolina  Columbia, South Carolina  Columbia, South Carolina
 Sale Date                           February, 2001            September, 2000           April, 2000
 Sale Price ($)                      $7,249,000                $8,000,000                $13,600,000
 Net Rentable Area (SF)              183,724                   255,650                   257,340
 Number of Units                     196                       224                       240
 Price Per Unit                      $36,985                   $35,714                   $56,667
 Year Built                          1969                      1973                      1998
 Land Area (Acre)                    10.5700                   16.8600                   38.7400
VALUE ADJUSTMENTS                       DESCRIPTION     ADJ.       DESCRIPTION    ADJ.      DESCRIPTION     ADJ.
 Property Rights Conveyed            Fee Simple Estate    0%   Fee Simple Estate    0%   Fee Simple Estate    0%
 Financing                           Cash To Seller       0%   Cash To Seller       0%   Cash To Seller       0%
 Conditions of Sale                  Arm's Length         0%   Arm's Length         0%   Arm's Length         0%
 Date of Sale (Time)                 February, 2001       0%   September, 2000      5%   April, 2000          5%
VALUE AFTER TRANS. ADJUST. ($/UNIT)        $36,985                   $37,500                   $59,500
 Location                            Comparable           0%   Comparable           0%   Comparable           0%
 Number of Units                     196                  0%   224                  0%   240                  0%
 Quality / Appeal                    Comparable           0%   Comparable           0%   Superior           -15%
 Age / Condition                     1969 / Good          0%   1973 / Good          0%   1998 / Excellent   -20%
 Occupancy at Sale                   96%                 -5%   90%                  0%   97%                 -5%
 Amenities                           Comparable           0%   Comparable           0%   Comparable           0%
 Average Unit Size (SF)              937                  0%   1,141              -10%   1,072              -10%
PHYSICAL ADJUSTMENT                                      -5%                      -10%                      -50%
FINAL ADJUSTED VALUE ($/UNIT)              $35,135                   $33,750                   $29,750

SUMMARY

VALUE RANGE (PER UNIT)          $29,576     TO     $41,455
MEAN (PER UNIT)                 $33,933
MEDIAN (PER UNIT)               $33,750
VALUE CONCLUSION (PER UNIT)     $35,000

VALUE INDICATED BY SALES COMPARISON APPROACH       $11,305,000
ROUNDED                                            $11,300,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 24
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

                            NOI PER UNIT COMPARISON

COMPARABLE          NO. OF        SALE PRICE                 NOI/        SUBJECT NOI    ADJUSTMENT    INDICATED
    NO.             UNITS         PRICE/UNIT       OAR     NOI/UNIT    SUBJ. NOI/UNIT     FACTOR      VALUE/UNIT
----------------------------------------------------------------------------------------------------------------
    I-1              138          $ 4,535,000     9.72%   $  440,989     $1,001,496       0.970       $   31,886
                                  $    32,862             $    3,196     $    3,101
    I-2              220          $ 9,600,000     8.08%   $  775,671     $1,001,496       0.879       $   38,374
                                  $    43,636             $    3,526     $    3,101
    I-3              196          $ 7,249,000     8.55%   $  619,746     $1,001,496       0.981       $   36,267
                                  $    36,985             $    3,162     $    3,101
    I-4              224          $ 8,000,000     9.82%   $  785,376     $1,001,496       0.884       $   31,583
                                  $    35,714             $    3,506     $    3,101
    I-5              240          $13,600,000     8.94%   $1,215,993     $1,001,496       0.612       $   34,678
                                  $    56,667             $    5,067     $    3,101

                                   PRICE/UNIT

  Low          High     Average    Median
$31,583      $38,374    $34,558   $ 34,678

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                      $    35,000
Number of Units                                       323

Value Based on NOI Analysis                   $11,305,000
                                 Rounded      $11,300,000

The adjusted sales indicate a range of value between $31,583 and $38,374 per unit, with an average of $34,558 per unit. Based on the subject's competitive position within the improved sales, a value of $35,000 per unit is estimated. This indicates an "as is" market value of $11,300,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 25
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

COMPARABLE     NO. OF   SALE PRICE     EFFECTIVE    OPERATING                 SUBJECT
   NO.         UNITS    PRICE/UNIT   GROSS INCOME    EXPENSE        OER    PROJECTED OER  EGIM
----------------------------------------------------------------------------------------------
   I-1          138     $ 4,535,000  $   923,989    $ 483,000      52.27%                 4.91
                        $    32,862
   I-2          220     $ 9,600,000  $ 1,436,471    $ 660,800      46.00%                 6.68
                        $    43,636
   I-3          196     $ 7,249,000  $ 1,252,678    $ 632,932      50.53%                 5.79
                        $    36,985                                             47.95%
   I-4          224     $ 8,000,000  $ 1,570,752    $ 785,376      50.00%                 5.09
                        $    35,714
   I-5          240     $13,600,000  $ 2,055,470    $ 839,477      40.84%                 6.62
                        $    56,667

                                      EGIM

Low       High      Average    Median
4.91      6.68       5.82       5.79

               VALUE ANALYSIS BASED ON EGIM's OF COMPARABLE SALES

Estimate EGIM                                                    5.50
Subject EGI                                               $ 2,079,306

Value Based on EGIM Analysis                              $11,436,183
                                     Rounded              $11,400,000

                   Value Per Unit                         $    35,294

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 47.95% before reserves. The comparable sales indicate a range of expense ratios from 40.84% to 52.27%, while their EGIMs range from 4.91 to 6.68. Overall, we conclude to an EGIM of 5.50, which results in an "as is" value estimate in the EGIM Analysis of $11,400,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $11,300,000.

Price Per Unit                                        $11,300,000
NOI Per Unit                                          $11,300,000
EGIM Analysis                                         $11,400,000

Sales Comparison Conclusion                           $11,300,000

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 26
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 27
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                           Average
                     Unit Area     -----------------------
   Unit Type         (Sq. Ft.)     Per Unit         Per SF      %Occupied
-------------------------------------------------------------------------
1Br/1Ba Garden           672         $434            $0.65        97.0%
2Br/1Ba Garden           912         $500            $0.55        79.2%
2Br/1.5 Ba Garden        912         $562            $0.62        93.5%
2Br/2 Ba Garden         1344         $769            $0.57         0.0%
3Br/2 Ba Garden         1300         $632            $0.49        75.0%
4Br/2 Ba Garden         1500         $820            $0.55        94.4%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 28
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

                                  RENT ANALYSIS

                                           SUBJECT     SUBJECT
                            SUBJECT UNIT    ACTUAL     ASKING
      DESCRIPTION               TYPE         RENT       RENT
----------------------------------------------------------------
Monthly Rent               1Br/1Ba GARDEN   $  434     $  519
Unit Area (SF)                                 672        672
Monthly Rent Per Sq. Ft.                    $ 0.65     $ 0.77

Monthly Rent               2Br/1Ba GARDEN   $  500     $  639
Unit Area (SF)                                 912        912
Monthly Rent Per Sq. Ft.                    $ 0.55     $ 0.70

Monthly Rent               2Br/1.5 Ba       $  562     $  649
Unit Area (SF)             GARDEN              912        912
Monthly Rent Per Sq. Ft.                    $ 0.62     $ 0.71

Monthly Rent               2Br/2 Ba         $  769     $  769
Unit Area (SF)             GARDEN            1,344      1,344
Monthly Rent Per Sq. Ft.                    $ 0.57     $ 0.57

Monthly Rent               3Br/2 Ba         $  632     $  829
Unit Area (SF)             GARDEN            1,300      1,300
Monthly Rent Per Sq. Ft.                    $ 0.49     $ 0.64

Monthly Rent               4Br/2 Ba         $  820     $  929
Unit Area (SF)             GARDEN            1,500      1,500
Monthly Rent Per Sq. Ft.                    $ 0.55     $ 0.62

                                              COMPARABLE RENTS
                           ------------------------------------------------------
                                                                           R-5
                           ------------------------------------------------------
                              R-1        R-2        R-3        R-4      Ashton at
                           ------------------------------------------------------
                           THe Park   Riverwind  Waterford   Hollows    Longcreek
                           ------------------------------------------------------
                                            COMPARISON TO SUBJECT

      DESCRIPTION           Similar    Superior   Slightly Superior   Superior    Similar
---------------------------------------------------------------------------------------------
Monthly Rent                 $  495     $  539         $    507        $  499
Unit Area (SF)                  610        678              590           661        760
Monthly Rent Per Sq. Ft.     $ 0.81     $ 0.79         $   0.86        $ 0.75

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft

Monthly Rent                 $  595     $  676         $    669        $  640     $  589
Unit Area (SF)                  821        910            1,000           996      1,035
Monthly Rent Per Sq. Ft.     $ 0.73     $ 0.74         $   0.67        $ 0.64     $ 0.57

Monthly Rent                                           $    760                   $  620
Unit Area (SF)                                            1,250                    1,260
Monthly Rent Per Sq. Ft.                               $   0.61                   $ 0.49

Monthly Rent                            $  805                                    $  739
Unit Area (SF)                           1,115                                     1,240
Monthly Rent Per Sq. Ft.                $ 0.72                                    $ 0.60

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft

      DESCRIPTION               MIN      MAX    MEDIAN   AVERAGE
----------------------------------------------------------------
Monthly Rent                           $  539   $  499   $  510
Unit Area (SF)                   590      760      661      660
Monthly Rent Per Sq. Ft.      $ 0.75   $ 0.86   $ 0.80   $ 0.81

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft

Monthly Rent                  $  589   $  676   $  640   $  634
Unit Area (SF)                   821    1,035      996      952
Monthly Rent Per Sq. Ft.      $ 0.57   $ 0.74   $ 0.67   $ 0.67

Monthly Rent                  $  620   $  760   $  690   $  690
Unit Area (SF)                 1,250    1,260    1,255    1,255
Monthly Rent Per Sq. Ft.      $ 0.49   $ 0.61   $ 0.55   $ 0.55

Monthly Rent                  $  739   $  805   $  772   $  772
Unit Area (SF)                 1,115    1,240    1,178    1,178
Monthly Rent Per Sq. Ft.      $ 0.60   $ 0.72   $ 0.66   $ 0.66

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                           Unit Area               Market Rent            Monthly            Annual
Unit Type              Number of Units     (Sq. Ft.)       Per Unit          Per SF        Income            Income
---------------------------------------------------------------------------------------------------------------------
1Br/1Ba Garden               148               672        $      500        $   0.74     $   74,000        $  888,000
2Br/1Ba Garden                60               912        $      550        $   0.60     $   33,000        $  396,000
2Br/1.5 Ba Garden             72               912        $      600        $   0.66     $   43,200        $  518,400
2Br/2 Ba Garden                1             1,344        $      769        $   0.57     $      769        $    9,228
3Br/2 Ba Garden               24             1,300        $      750        $   0.58     $   18,000        $  216,000
4Br/2 Ba Garden               18             1,500        $      850        $   0.57     $   15,300        $  183,600
                                                                                         ----------------------------
                                                                              Total      $  184,269        $2,211,228

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 29
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                            FISCAL YEAR     2000      FISCAL YEAR     2001      FISCAL YEAR     2002
                            --------------------      --------------------      --------------------
                                    ACTUAL                    ACTUAL                    ACTUAL
DESCRIPTION                   TOTAL      PER UNIT      TOTAL       PER UNIT       TOTAL      PER UNIT
------------------------------------------------------------------------------------------------------
Revenues
  Rental Income            $2,142,462   $    6,633   $2,219,222   $    6,871   $2,174,170   $    6,731

  Vacancy                  $  180,991   $      560   $  181,799   $      563   $  406,822   $    1,260
  Credit Loss/Concessions  $   75,505   $      234   $  143,147   $      443   $  153,323   $      475
                           ---------------------------------------------------------------------------
   Subtotal                $  256,496   $      794   $  324,946   $    1,006   $  560,145   $    1,734

  Laundry Income           $        0   $        0   $        0   $        0   $        0   $        0
  Garage Revenue           $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue      $   96,765   $      300   $  176,171   $      545   $  191,648   $      593
                           ---------------------------------------------------------------------------
   Subtotal Other Income   $   96,765   $      300   $  176,171   $      545   $  191,648   $      593

                           ---------------------------------------------------------------------------
Effective Gross Income     $1,982,731   $    6,138   $2,070,447   $    6,410   $1,805,673   $    5,590

Operating Expenses
  Taxes                    $  159,410   $      494   $  145,648   $      451   $  167,003   $      517
  Insurance                $   34,010   $      105   $   60,631   $      188   $   45,908   $      142
  Utilities                $  127,185   $      394   $  177,565   $      550   $  193,011   $      598
  Repair & Maintenance     $  193,111   $      598   $  209,347   $      648   $  222,415   $      689
  Cleaning                 $        0   $        0   $        0   $        0   $        0   $        0
  Landscaping              $        0   $        0   $        0   $        0   $        0   $        0
  Security                 $        0   $        0   $        0   $        0   $        0   $        0
  Marketing & Leasing      $   22,135   $       69   $   17,604   $       55   $   23,983   $       74
  General Administrative   $  249,300   $      772   $  278,776   $      863   $  246,604   $      763
  Management               $  101,815   $      315   $  110,420   $      342   $   96,591   $      299
  Miscellaneous            $        0   $        0   $        0   $        0   $        0   $        0

                           ---------------------------------------------------------------------------
Total Operating Expenses   $  886,966   $    2,746   $  999,991   $    3,096   $  995,515   $    3,082

  Reserves                 $        0   $        0   $        0   $        0   $        0   $        0

                           ---------------------------------------------------------------------------
Net Income                 $1,095,765   $    3,392   $1,070,456   $    3,314   $  810,158   $    2,508

                            FISCAL YEAR     2003      ANNUALIZED      2003
                            --------------------      --------------------
                               MANAGEMENT BUDGET            PROJECTION                    AAA PROJECTION
                            --------------------      --------------------        ----------------------------
DESCRIPTION                   TOTAL      PER UNIT       TOTAL      PER UNIT       TOTAL      PER UNIT        %
-----------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income            $2,127,262   $    6,586   $2,082,280   $    6,447   $2,211,228   $    6,846     100.0%

  Vacancy                  $  185,000   $      573   $  444,656   $    1,377   $  176,898   $      548       8.0%
  Credit Loss/Concessions  $  129,600   $      401   $  144,536   $      447   $  132,674   $      411       6.0%
                           --------------------------------------------------------------------------------------
   Subtotal                $  314,600   $      974   $  589,192   $    1,824   $  309,572   $      958      14.0%

  Laundry Income           $        0   $        0   $        0   $        0   $        0   $        0       0.0%
  Garage Revenue           $        0   $        0   $        0   $        0   $        0   $        0       0.0%
  Other Misc. Revenue      $  188,200   $      583   $  139,080   $      431   $  177,650   $      550       8.0%
                           --------------------------------------------------------------------------------------
   Subtotal Other Income   $  188,200   $      583   $  139,080   $      431   $  177,650   $      550       8.0%

                           --------------------------------------------------------------------------------------
Effective Gross Income     $2,000,862   $    6,195   $1,632,168   $    5,053   $2,079,306   $    6,437     100.0%

Operating Expenses
  Taxes                    $  147,968   $      458   $  152,600   $      472   $  153,425   $      475       7.4%
  Insurance                $   46,974   $      145   $   46,072   $      143   $   48,450   $      150       2.3%
  Utilities                $  168,000   $      520   $  184,084   $      570   $  185,725   $      575       8.9%
  Repair & Maintenance     $  225,800   $      699   $  304,688   $      943   $  226,100   $      700      10.9%
  Cleaning                 $        0   $        0   $        0   $        0   $        0   $        0       0.0%
  Landscaping              $        0   $        0   $        0   $        0   $        0   $        0       0.0%
  Security                 $        0   $        0   $        0   $        0   $        0   $        0       0.0%
  Marketing & Leasing      $   18,000   $       56   $   34,224   $      106   $   20,995   $       65       1.0%
  General Administrative   $  256,284   $      793   $  244,772   $      758   $  258,400   $      800      12.4%
  Management               $  100,040   $      310   $   75,844   $      235   $  103,965   $      322       5.0%
  Miscellaneous            $        0   $        0   $        0   $        0   $        0   $        0       0.0%
                           --------------------------------------------------------------------------------------
Total Operating Expenses   $  963,066   $    2,982   $1,042,284   $    3,227   $  997,060   $    3,087      48.0%

  Reserves                 $        0   $        0   $        0   $        0   $   80,750   $      250       8.1%

                           --------------------------------------------------------------------------------------
Net Income                 $1,037,796   $    3,213   $  589,884   $    1,826   $1,001,496   $    3,101      48.2%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 14% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                             CAPITALIZATION RATES
              -------------------------------------------------
                     GOING-IN                    TERMINAL
              -------------------------------------------------
               LOW              HIGH        LOW           HIGH
              -------------------------------------------------
RANGE         6.00%            10.00%      7.00%         10.00%
AVERAGE                 8.14%                     8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 31
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.            SALE DATE           OCCUP.    PRICE/UNIT     OAR
---------------------------------------------------------------------
   I-1                 Jan-02             91%       $32,862      9.72%
   I-2             February, 2001         93%       $43,636      8.08%
   I-3             February, 2001         96%       $36,985      8.55%
   I-4             September, 2000        90%       $35,714      9.82%
   I-5               April, 2000          97%       $56,667      8.94%
                                                       High      9.82%
                                                        Low      8.08%
                                                    Average      9.02%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.50% indicates a value of $11,500,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

approximately 41% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

DISCOUNTED CASH FLOW ANALYSIS

                                   ESSEX PARK

                YEAR                    APR-2004      APR-2005      APR-2006      APR-2007      APR-2008
            FISCAL YEAR                    1             2             3              4             5
---------------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                           $2,211,228    $2,277,565    $2,345,892    $2,416,269    $2,488,757

   Vacancy                             $  176,898    $  182,205    $  187,671    $  193,301    $  199,101
   Credit Loss                         $  132,674    $  136,654    $  140,754    $  144,976    $  149,325
   Concessions                         $        0    $        0    $        0    $        0    $        0
                                       ------------------------------------------------------------------
     Subtotal                          $  309,572    $  318,859    $  328,425    $  338,278    $  348,426

   Laundry Income                      $        0    $        0    $        0    $        0    $        0
   Garage Revenue                      $        0    $        0    $        0    $        0    $        0
   Other Misc. Revenue                 $  177,650    $  182,980    $  188,469    $  194,123    $  199,947
                                       ------------------------------------------------------------------
         Subtotal Other Income         $  177,650    $  182,980    $  188,469    $  194,123    $  199,947

                                       ------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $2,079,306    $2,141,685    $2,205,936    $2,272,114    $2,340,277

OPERATING EXPENSES:
   Taxes                               $  153,425    $  158,028    $  162,769    $  167,652    $  172,681
   Insurance                           $   48,450    $   49,904    $   51,401    $   52,943    $   54,531
   Utilities                           $  185,725    $  191,297    $  197,036    $  202,947    $  209,035
   Repair & Maintenance                $  226,100    $  232,883    $  239,869    $  247,066    $  254,478
   Cleaning                            $        0    $        0    $        0    $        0    $        0
   Landscaping                         $        0    $        0    $        0    $        0    $        0
   Security                            $        0    $        0    $        0    $        0    $        0
   Marketing & Leasing                 $   20,995    $   21,625    $   22,274    $   22,942    $   23,630
   General Administrative              $  258,400    $  266,152    $  274,137    $  282,361    $  290,831
   Management                          $  103,965    $  107,084    $  110,297    $  113,606    $  117,014
   Miscellaneous                       $        0    $        0    $        0    $        0    $        0

                                       ------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $  997,060    $1,026,972    $1,057,781    $1,089,515    $1,122,200

   Reserves                            $   80,750    $   83,173    $   85,668    $   88,238    $   90,885

                                       ------------------------------------------------------------------
NET OPERATING INCOME                   $1,001,496    $1,031,541    $1,062,487    $1,094,361    $1,127,192


   Operating Expense Ratio (% of EGI)        48.0%         48.0%         48.0%         48.0%         48.0%
   Operating Expense Per Unit          $    3,087    $    3,179    $    3,275    $    3,373    $    3,474

                YEAR                    APR-2009      APR-2010       APR-2011     APR-2012      APR-2013      APR-2014
            FISCAL YEAR                     6             7             8             9            10            11
-----------------------------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                           $2,563,419    $2,640,322    $2,719,532    $2,801,117    $2,885,151    $2,971,706

   Vacancy                             $  205,074    $  211,226    $  217,563    $  224,089    $  230,812    $  237,736
   Credit Loss                         $  153,805    $  158,419    $  163,172    $  168,067    $  173,109    $  178,302
   Concessions                         $        0    $        0    $        0    $        0    $        0    $        0
                                       --------------------------------------------------------------------------------
     Subtotal                          $  358,879    $  369,645    $  380,734    $  392,156    $  403,921    $  416,039

   Laundry Income                      $        0    $        0    $        0    $        0    $        0    $        0
   Garage Revenue                      $        0    $        0    $        0    $        0    $        0    $        0
   Other Misc. Revenue                 $  205,945    $  212,123    $  218,487    $  225,042    $  231,793    $  238,747
                                       --------------------------------------------------------------------------------
         Subtotal Other Income         $  205,945    $  212,123    $  218,487    $  225,042    $  231,793    $  238,747

                                       --------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $2,410,486    $2,482,800    $2,557,284    $2,634,003    $2,713,023    $2,794,413

OPERATING EXPENSES:
   Taxes                               $  177,862    $  183,197    $  188,693    $  194,354    $  200,185    $  206,190
   Insurance                           $   56,167    $   57,852    $   59,587    $   61,375    $   63,216    $   65,113
   Utilities                           $  215,306    $  221,765    $  228,418    $  235,271    $  242,329    $  249,599
   Repair & Maintenance                $  262,112    $  269,975    $  278,074    $  286,417    $  295,009    $  303,859
   Cleaning                            $        0    $        0    $        0    $        0    $        0    $        0
   Landscaping                         $        0    $        0    $        0    $        0    $        0    $        0
   Security                            $        0    $        0    $        0    $        0    $        0    $        0
   Marketing & Leasing                 $   24,339    $   25,069    $   25,821    $   26,596    $   27,394    $   28,216
   General Administrative              $  299,556    $  308,543    $  317,799    $  327,333    $  337,153    $  347,268
   Management                          $  120,524    $  124,140    $  127,864    $  131,700    $  135,651    $  139,721
   Miscellaneous                       $        0    $        0    $        0    $        0    $        0    $        0

                                       --------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $1,155,866    $1,190,542    $1,226,258    $1,263,046    $1,300,938    $1,339,966

   Reserves                            $   93,611    $   96,420    $   99,312    $  102,292    $  105,360    $  108,521

                                       --------------------------------------------------------------------------------
NET OPERATING INCOME                   $1,161,008    $1,195,838    $1,231,713    $1,268,665    $1,306,725    $1,345,927


   Operating Expense Ratio (% of EGI)        48.0%         48.0%         48.0%         48.0%         48.0%         48.0%
   Operating Expense Per Unit          $    3,579    $    3,686    $    3,796    $    3,910    $    4,028    $    4,149

Estimated Stabilized NOI             $1,001,496       Sales Expense Rate             2.00%
Months to Stabilized                          0       Discount Rate                 11.50%
Stabilized Occupancy                       92.0%      Terminal Cap Rate              9.50%

Gross Residual Sale Price       $14,167,648        Deferred Maintenance           $         0
  Less: Sales Expense           $   283,353        Add: Excess Land               $         0
                                -----------
Net Residual Sale Price         $13,884,295        Other Adjustments              $         0
                                                                                  -----------
PV of Reversion                 $ 4,674,931        Value Indicated By "DCF"       $11,532,122
Add: NPV of NOI                 $ 6,857,191                          Rounded      $11,500,000
                                -----------
PV Total                        $11,532,122

                          "DCF" VALUE SENSITIVITY TABLE

                                                     DISCOUNT RATE
                    -------------------------------------------------------------------------------
  TOTAL VALUE                     11.00%        11.25%        11.50%        11.75%         12.00%
---------------------------------------------------------------------------------------------------
                     9.00%     $12,182,047   $11,984,800   $11,791,840   $11,603,059    $11,418,352
                     9.25%     $12,042,548   $11,848,404   $11,658,471   $11,472,644    $11,290,819
                     9.50%     $11,910,390   $11,719,186   $11,532,122   $11,349,093    $11,169,998
TERMINAL CAP RATE    9.75%     $11,785,010   $11,596,595   $11,412,252   $11,231,877    $11,055,373
                    10.00%     $11,665,898   $11,480,133   $11,298,375   $11,120,523    $10,946,480

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

                                   ESSEX PARK

                                                    TOTAL         PER SQ. FT.      PER UNIT       % OF EGI
----------------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                                     $ 2,211,228    $         7.91     $  6,846

   Less: Vacancy & Collection Loss      14.00%   $   309,572    $         1.11     $    958

   Plus: Other Income
     Laundry Income                              $         0    $         0.00     $      0         0.00%
     Garage Revenue                              $         0    $         0.00     $      0         0.00%
     Other Misc. Revenue                         $   177,650    $         0.64     $    550         8.54%
                                                 -------------------------------------------------------
         Subtotal Other Income                   $   177,650    $         0.64     $    550         8.54%

EFFECTIVE GROSS INCOME                           $ 2,079,306    $         7.44     $  6,437

OPERATING EXPENSES:
   Taxes                                         $   153,425    $         0.55     $    475         7.38%
   Insurance                                     $    48,450    $         0.17     $    150         2.33%
   Utilities                                     $   185,725    $         0.66     $    575         8.93%
   Repair & Maintenance                          $   226,100    $         0.81     $    700        10.87%
   Cleaning                                      $         0    $         0.00     $      0         0.00%
   Landscaping                                   $         0    $         0.00     $      0         0.00%
   Security                                      $         0    $         0.00     $      0         0.00%
   Marketing & Leasing                           $    20,995    $         0.08     $     65         1.01%
   General Administrative                        $   258,400    $         0.92     $    800        12.43%
   Management                            5.00%   $   103,965    $         0.37     $    322         5.00%
   Miscellaneous                                 $         0    $         0.00     $      0         0.00%

TOTAL OPERATING EXPENSES                         $   997,060    $         3.57     $  3,087        47.95%

   Reserves                                      $    80,750    $         0.29     $    250         3.88%

                                                 -------------------------------------------------------
NET OPERATING INCOME                             $ 1,001,496    $         3.58     $  3,101        48.16%


   "GOING IN" CAPITALIZATION RATE                       9.00%

   VALUE INDICATION                              $11,127,731    $        39.83     $ 34,451

   "AS IS" VALUE INDICATION
       (DIRECT CAPITALIZATION APPROACH)          $11,127,731

                             ROUNDED             $11,100,000    $        39.73     $ 34,365

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE         VALUE        ROUNDED     $/UNIT       $/SF
-------------------------------------------------------------
  8.25%       $12,139,343   $12,100,000   $37,461   $   43.31
  8.50%       $11,782,303   $11,800,000   $36,533   $   42.24
  8.75%       $11,445,666   $11,400,000   $35,294   $   40.80
  9.00%       $11,127,731   $11,100,000   $34,365   $   39.73
  9.25%       $10,826,981   $10,800,000   $33,437   $   38.66
  9.50%       $10,542,061   $10,500,000   $32,508   $   37.58
  9.75%       $10,271,752   $10,300,000   $31,889   $   36.87

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $11,100,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis                           $11,500,000
Direct Capitalization Method                            $11,100,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $11,200,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

                         RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                                    Not Utilized
Sales Comparison Approach                                        $11,300,000
Income Approach                                                  $11,200,000
Reconciled Value                                                 $11,200,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 21, 2003 the market value of the fee simple estate in the property is:

                                   $11,200,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

                               SUBJECT PHOTOGRAPHS

        [PICTURE]                                       [PICTURE]

      INTERIOR - GYM                              INTERIOR - CLUBHOUSE

        [PICTURE]                                       [PICTURE]

INTERIOR - KITCHEN OF UNIT                      INTERIOR - APARTMENT UNIT

        [PICTURE]                                       [PICTURE]

   INTERIOR - CLUBHOUSE                              EXTERIOR - POOL

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

                               SUBJECT PHOTOGRAPHS

             [PICTURE]                                 [PICTURE]

       EXTERIOR - PLAYGROUND                  EXTERIOR - VOLLEYBALL AREA

             [PICTURE]                                 [PICTURE]

      EXTERIOR - TENNIS COURT                      EXTERIOR - ENTRY

             [PICTURE]                                 [PICTURE]

EXTERIOR - TYPICAL VIEW OF APARTMENT      EXTERIOR - TYPICAL VIEW OF APARTMENT
              BUILDING                                 BUILDING

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

     COMPARABLE I-1              COMPARABLE I-2           COMPARABLE I-3
        RAINTREE               ASHTON AT LONGCREEK         STONEYCREEK
  3500 Fernandina Road        1401 Longcreek Drive      18 Berry Hill Road
Columbia, South Carolina   Columbia, South Carolina  Columbia, South Carolina

        [PICTURE]                   [PICTURE]                [PICTURE]

      COMPARABLE I-4              COMPARABLE I-5
       ST. ANDREWS            BROAD RIVER TRACE LLC
  601 St. Andrews Road        551 River Hill Circle
Columbia, South Carolina     Columbia, South Carolina

        [PICTURE]                   [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

SUMMARY OF COMPARABLE RENTAL PROPERTIES


                                                                               COMPARABLE
        DESCRIPTION                       SUBJECT                                 R - 1
-----------------------------------------------------------------------------------------------------------
  Property Name            Essex Park                              The Park
  Management Company       AIMCO                                   Alliance Residential
LOCATION:
  Address                  1800 Longcreek Drive                    1601 Longcreek Drive
  City, State              Columbia, South Carolina                Columbia, South Carolina
  County                   Richland                                Richland
  Proximity to Subject                                             1 mile to the west
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)   279,384                                 203,331
  Year Built               1973                                    1975
  Effective Age            20                                      20
  Building Structure Type  Brick & wood siding walls; asphalt      Wood framing, typically brick exterior
                           shingle roof
  Parking Type (Gr., Cov.,
    etc.)                  Open                                    Open
  Number of Units          323                                     292
  Unit Mix:                        Type        Unit  Qty. Mo. Rent        Type        Unit Qty.  Mo.
                           1 1Br/1Ba Garden      672 148    $434   1 1BD/1BH - Type 1  602   33 $495
                           2 2Br/1Ba Garden      912  60    $500   1 1BD/1BH - Type 2  611  128 $494
                           3 2Br/1.5 Ba Garden   912  72    $562   1 1BD/1BH - Type 3  617   11 $500
                           4 2Br/2 Ba Garden   1,344   1    $769   3 2BD/2BH - Type 1  810   30 $595
                           5 3Br/2 Ba Garden   1,300  24    $632   3 2BD/2BH - Type 2  824   80 $595
                           6 4Br/2 Ba Garden   1,500  18    $820   3 2BD/2BH - Type 3  825   10 $600
  Average Unit Size (SF)   865                                     696
  Unit Breakdown:            Efficiency    0%   2-Bedroom   41%      Efficiency   0%  2-Bedroom  41%
                             1-Bedroom    46%   3-Bedroom    7%      1-Bedroom   59%  3-Bedroom
CONDITION:                 Good                                    Good
APPEAL:                    Good                                    Good
AMENITIES:
  Unit Amenities               Attach. Garage     Vaulted Ceiling      Attach. Garage     Vaulted Ceiling
                             X Balcony          X W/D Connect.       X Balcony            W/D Connect.
                             X Fireplace                             X Fireplace
                             X Cable TV Ready                        X Cable TV Ready
  Project Amenities          X Swimming Pool                         X Swimming Pool
                               Spa/Jacuzzi        Car Wash             Spa/Jacuzzi        Car Wash
                               Basketball Court X BBQ Equipment        Basketball Court X BBQ Equipment
                               Volleyball Court   Theater Room         Volleyball Court   Theater Room
                             X Sand Volley Ball X Meeting Hall         Sand Volley Ball X Meeting Hall
                             X Tennis Court       Secured Parking    X Tennis Court       Secured Parking
                               Racquet Ball     X Laundry Room         Racquet Ball     X Laundry Room
                               Jogging Track    X Business Office      Jogging Track    X Business Office
                             X Gym Room                                Gym Room
OCCUPANCY:                 91%                                     87%
LEASING DATA:
  Available Leasing Terms  6 to 15 Months                          6 to 15 Months
  Concessions              None                                    None
  Pet Deposit              $300                                    $300
  Utilities Paid by Tenant:  X Electric           Natural Gas        X Electric           Natural Gas
                             X Water              Trash              X Water              Trash
  Confirmation             May 21, 2003 Phillip (Property Manager) May 21, 2003 Laura Culbertson (Property
  Telephone Number         (888) 790-6570                          (803) 798-0345
NOTES:

  COMPARISON TO SUBJECT:                                           Similar

                                         COMPARABLE                                 COMPARABLE
        DESCRIPTION                         R - 2                                      R - 3
-----------------------------------------------------------------------------------------------------------------
  Property Name            Riverwind                                  Waterford
  Management Company       AIMCO                                      United Dominion Realty
LOCATION:
  Address                  1600 Riverwind Drive                       1340 Longcreek Drive
  City, State              Columbia, South Carolina                   Columbia, South Carolina
  County                   Richland                                   Richland
  Proximity to Subject     Right next to the subject                  1 mile west of the subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)   104,342                                    174,800
  Year Built               1984                                       1985
  Effective Age            15                                         15
  Building Structure Type  Wood siding walls; asphalt                 Brick & wood siding walls; asphalt
                           shingle roof                               shingle roof
  Parking Type (Gr., Cov.,
    etc.)                  Open                                       Open
  Number of Units          128                                        268
  Unit Mix:                        Type       Unit  Qty.  Mo.                 Type          Unit  Qty.   Mo.
                           1 1-Br               678  54  $539         1 1BD/1BH -  Type 1     500  144  $465
                           3 2-Br/2Ba  Type 1   825  12  $667         1 1BD/1BH -  Type 2     700   56  $564
                           3 2-Br/2 Ba Type 2   983   8  $672         1 1BD/1BH -  Type 3     800   32  $599
                           3 2-Br/2 Ba Type 3   918  52  $679         3 2BD/2BA -  Type 1   1,000   28  $669
                           5 3-Br/2 Ba        1,115   2  $805         4 2 Bd/2BA - Type 2   1,250    8  $760

  Average Unit Size (SF)   815                                        652
  Unit Breakdown:            Efficiency  0%  2-Bedroom 56%              Efficiency  0% 2-Bedroom   13%
                             1-Bedroom  42%  3-Bedroom  2%              1-Bedroom  87% 3-Bedroom    0%
CONDITION:                 Good                                       Good
APPEAL:                    Good                                       Good
AMENITIES:
  Unit Amenities               Attach. Garage   X Vaulted Ceiling          Attach. Garage       Vaulted Ceiling
                             X Balcony          X W/D Connect.          X  Balcony           X  W/D Connect.
                             X Fireplace                                X  Fireplace
                             X Cable TV Ready                           X  Cable TV Ready
  Project Amenities          X Swimming Pool                            X  Swimming Pool
                               Spa/Jacuzzi      X Car Wash                 Spa/Jacuzzi          Car Wash
                               Basketball Court X BBQ Equipment            Basketball Court  X  BBQ Equipment
                             X Volleyball Court   Theater Room             Volleyball Court     Theater Room
                               Sand Volley Ball X Meeting Hall             Sand Volley Ball  X  Meeting Hall
                             X Tennis Court       Secured Parking       X  Tennis Court         Secured Parking
                               Racquet Ball     X Laundry Room             Racquet Ball      X  Laundry Room
                               Jogging Track      Business Office          Jogging Track     X  Business Office
                             X Gym Room                                 X  Gym Room
OCCUPANCY:                 92%                                        90%
LEASING DATA:
  Available Leasing Terms  6 to 15 Months                             6 to 15 Months
  Concessions              None                                       None
  Pet Deposit              300                                        250
  Utilities Paid by Tenant:  X Electric         X Natural Gas           X  Electric             Natural Gas
                               Water              Trash                 X  Water                Trash
  Confirmation             May 21, 2003 Cassie (Property Manager)     May 21, 2003 Vicki (Property Manager)
  Telephone Number         (803) 772-0960                             (803) 772-3533
NOTES:
COMPARISON TO SUBJECT:     Superior                                   Slightly Superior

                                           COMPARABLE                             COMPARABLE
        DESCRIPTION                         R - 4                                    R - 5
----------------------------------------------------------------------------------------------------------
  Property Name            Hollows                                  Ashton at Longcreek
  Management Company       TGM and Associates                       Intermark Management Corp.
LOCATION:
  Address                  1300 Longcreek Drive                     1401 Longcreek Drive
  City, State              Columbia, South Carolina                 Columbia, South Carolina
  County                   Richland                                 Richland
  Proximity to Subject     1 mile west of the subject               0.75 mile west of subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)   161,636                                  220,100
  Year Built               1987                                     1974
  Effective Age            15                                       30
  Building Structure Type  Brick & wood siding walls; asphalt       Stucco walls, asphalt shingle roof
                           shingle roof
  Parking Type (Gr., Cov.,
    etc.)                  Open                                     Open
  Number of Units          212                                      220
  Unit Mix:                        Type        Unit   Qty.  Mo.            Type       Unit   Qty.   Mo.
                           1 1BD/1BH - Type 1    577   60  $455     1 1BD/1BH           760   64   $503
                           1 1BD/1BH - Type 2    669   48  $520     3 2BD/2BH Type 1  1,035   56   $589
                           1 1BD/1BH - Type 3    779   40  $540     4 2BD/2BH Type 2  1,260   84   $620
                           3 2BD/2BH - Type 1    944   32  $630     5 3BD/2BH         1,240   16   $739
                           3 2BD/2BH - Type 2  1,048   32  $650


  Average Unit Size (SF)   762                                      1,056
  Unit Breakdown:            Efficiency  0%   2-Bedroom 30%           Efficiency  0%  2-Bedroom  64%
                             1-Bedroom  70%   3-Bedroom  0%           1-Bedroom  29%  3-Bedroom   7%
CONDITION:                 Good                                     Good
APPEAL:                    Good                                     Good
AMENITIES:
  Unit Amenities               Attach. Garage      Vaulted Ceiling       Attach. Garage       Vaulted Ceiling
                             X Balcony           X  W/D Connect.      X  Balcony              W/D Connect.
                             X Fireplace                                 Fireplace
                             X Cable TV Ready                         X  Cable TV Ready
  Project Amenities          X Swimming Pool                          X  Swimming Pool
                               Spa/Jacuzzi         Car Wash              Spa/Jacuzzi          Car Wash
                               Basketball Court  X BBQ Equipment         Basketball Court  X  BBQ Equipment
                               Volleyball Court    Theater Room          Volleyball Court     Theater room
                               Sand Volley Ball  X Meeting Hall          Sand Volley Ball  X  Meeting Hall
                             X Tennis Court        Secured Parking       Tennis Court         Secured Parking
                               Racquet Ball      X Laundry Room          Racquet Ball      X  Laundry Room
                               Jogging Track       Business Office       Jogging Track        Business Office
                             X Gym Room                                  Gym Room

OCCUPANCY:                 92%                                      83%
LEASING DATA:
  Available Leasing Terms  6 to 15 Months                           6 to 15 Months
  Concessions              None                                     None
  Pet Deposit              $450                                     $250
  Utilities Paid by Tenant:  X Electric            Natural Gas        X  Electric          X  Natural Gas
                             X Water               Trash                 Water                Trash
  Confirmation             May 21, 2003 Alex (Property Manager)     May 21, 2003 Shakira (Property Manager)
  Telephone Number         (803) 798-2255                           (803) 798-1440
NOTES:
  Comparison to Subject:   Superior                                 Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

       COMPARABLE R-1              COMPARABLE R-2             COMPARABLE R-3
        THE PARK                    RIVERWIND                 WATERFORD
  1601 Longcreek Drive        1600 Riverwind Drive       1340 Longcreek Drive
Columbia, South Carolina    Columbia, South Carolina   Columbia, South Carolina

       [PICTURE]                   [PICTURE]                  [PICTURE]


       COMPARABLE R-4                COMPARABLE R-5
        HOLLOWS                 ASHTON AT LONGCREEK
  1300 Longcreek Drive          1401 Longcreek Drive
Columbia, South Carolina      Columbia, South Carolina

       [PICTURE]                     [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT C
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Jimmy Pat James, MAI and Robert B. Moore provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                  /s/ Frank Fehribach
                                             ----------------------------
                                                  Frank Fehribach, MAI
                                         Managing Principal, Real Estate Group
                                       South Carolina Temporary Practice Permit
                                                       #095-03

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

                            FRANK A. FEHRIBACH, MAI

                     MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation       Mr. Fehribach has experience in valuations for resort hotels;
                  Class A office buildings; Class A multifamily complexes;
                  industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                  Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

  Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION         University of Texas - Arlington
                   Master of Science - Real Estate
                  University of Dallas
                   Master of Business Administration - Industrial Management Bachelor of Arts - Economics

STATE             State of Arizona
CERTIFICATIONS     Certified General Real Estate Appraiser, #30828
                  State of Arkansas
                   State Certified General Appraiser, #CG1387N
                  State of Colorado
                   Certified General Appraiser, #CG40000445
                  State of Georgia
                   Certified General Real Property Appraiser, #218487
                  State of Michigan
                   Certified General Appraiser, #1201008081
                  State of Texas
                   Real Estate Salesman License, #407158 (Inactive)
                  State of Texas
                   State Certified General Real Estate Appraiser, #TX-1323954-G

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

PROFESSIONAL      Appraisal Institute, MAI Designated Member Candidate Member of
AFFILIATIONS      the CCIM Institute pursuing Certified Commercial Investment
                  Member (CCIM) designation

PUBLICATIONS      "An Analysis of the Determinants of Industrial Property
                  Valuation," Co-authored with Dr. Ronald C. Rutherford and Dr.
                  Mark Eakin, The Journal of Real Estate Research, Vol. 8, No.
                  3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
ESSEX PARK, COLUMBIA, SOUTH CAROLINA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.